Exhibit 99.1

ZS Pharma Hosts and Webcasts Investor Event

- Webcast available on investor section of ZS Pharma website -

COPPELL, Texas – November 19, 2014 - ZS Pharma (Nasdaq: ZSPH), a biopharmaceutical company developing novel treatments for kidney, cardiovascular, liver and metabolic disorders, today announced that it has made available on its website the presentation from the Company’s R&D Review and Key Opinion Leader Panel, which took place on Wednesday, November 19, 2014 in New York.

The webcast of the presentation is available on the investor section of the ZS Pharma website at www.zspharma.com and will be archived on the Company’s website for 14 days.

About ZS Pharma

ZS Pharma is a publicly-traded, specialty pharmaceutical company based in Coppell, Texas. ZS Pharma’s lead therapeutic candidate, ZS-9, is an investigational treatment for hyperkalemia that is being evaluated in late-stage clinical trials to demonstrate its ability to safely and effectively remove excess potassium from the blood and maintain normal potassium levels. ZS Pharma is also pursuing the discovery of additional drug candidates that utilize its novel selective ion-trap technology for the treatment of kidney and liver diseases. Additional information is available at www.zspharma.com.

Forward-Looking Statements

ZS Pharma cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “should,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward- looking statements include statements regarding the timing of potential regulatory submission and approval of the NDA and/or MAA for ZS-9. Inclusion of forward-looking statements should not be regarded as a representation by ZS Pharma that any of its plans will be achieved. Actual results may differ materially from those expressed or implied in this release due to the risk and uncertainties inherent in the ZS Pharma business, including, without limitation: the potential for clinical data to not meet pre-specified statistical endpoints, regulatory authorities to not approve an application for ZS-9; analysis of ongoing or future potential clinical trials, including safety-related data, may produce negative or inconclusive results, or may be inconsistent with clinical results achieved to date; the therapeutic and commercial value of ZS-9; and other risks described in ZS Pharma’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ZS Pharma undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ZS Pharma’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission November 10, 2014 and its other reports, which are available from the SEC’s website (http://www.sec.gov) and on ZS Pharma’s website (http://www.zspharma.com) under the heading “Investors”. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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ZS Pharma Contacts:
Adam Tomasi (Investors)	Denise Powell (Media)
ZS Pharma	Red House Consulting
650.458.4100	510.703.9491
atomasi@zspharma.com	denise@redhousecomms.com

Source: ZS Pharma